UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DESTINY TECH100 INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Shareholders,

I hope this email finds you well. I wanted to inform you that unfortunately, we were unable to meet the quorum requirements for our annual meeting of shareholders scheduled for September 30, 2024. As a result, we have made the decision to reschedule the meeting to October 15, 2024, at 2:00 p.m. Eastern Time.

The rescheduled Annual Meeting will still be held virtually through a live webcast. To join the event, please register at http://viewproxy.com/DXYZ/2024.

Your vote is incredibly important, regardless of the number of shares you own. We kindly request your immediate response to help us avoid potential delays and save the company significant additional expenses associated with soliciting shareholder votes.

Please vote at www.AALvote.com/DXYZ.

All the relevant information regarding the meeting, including the updated Notice of Annual Meeting and Proxy Statement, can be found at http://viewproxy.com/DXYZ/2024. The meeting will cover the following agenda:

(i)	To consider and vote upon the election of the following directors of the Company:

(a)	Ms. Lisa Nelson as Class III member of the board of directors of the Company (the “Board”) to serve until the 2025 annual meeting of shareholders and until her successor is duly elected and qualified;

(b)	Mr. Lee Daley as a Class II member of the Board to serve until the 2027 annual meeting of shareholders and until his successor is duly elected and qualified; and

(ii)	To consider and vote upon the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and

(ii)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board unanimously recommends that you vote FOR each of the proposals to be considered and voted on at the Annual Meeting.

If you are unable to attend the Annual Meeting on October 15, 2024, I urge you to authorize your proxy through the Internet as soon as possible at www.AALvote.com/DXYZ. This will ensure that your vote is counted, even if you are unable to attend the meeting.

Your vote and participation in the governance of the Company are very important. We sincerely apologize for any inconvenience caused by the rescheduling and appreciate your understanding and support.

Best,

Sohail